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                                                               Exhibit 1(A3)(bi)
                                                                            PPGA

                   PROVIDENT MUTUAL LIFE INSURANCE COMPANY


                               PERSONAL PRODUCING
                           GENERAL AGENT'S AGREEMENT




This Agreement is effective ____________, by and between Provident Mutual Life Insurance Company, hereinafter called the Company, and _________________________ _____________________, hereinafter called the General Agent.

In consideration of the mutual covenants and agreements listed below, the parties agree as follows:

1.   OBLIGATIONS OF THE GENERAL AGENT

     The General Agent's obligations shall be:

     (a) To recruit and recommend individuals to be licensed, appointed, and contracted with the Company as Producing General Agents, hereinafter called PGAs, or Personal Producing Agents, hereinafter called PPAs.

     (b) To provide proper training and supervision for each PGA or PPA and to assume responsibility for the acts of each PGA or PPA including but not limited to obligations listed in the PGA's or PPA's Agreements with the Company.

     (c) To solicit and procure applications personally, and through PGAs or PPAs, for the insurance and annuities set forth in the commission schedules and issued or marketed by the Company in all states in which the Company, the General Agent, and where applicable, the PGA or PPA, are authorized to do business. All such applications shall be forwarded promptly to the Company, whether the same are reported upon favorably or otherwise by the local medical or paramedical examiner.

     (d) To hold all moneys received or collected on behalf of the Company in trust and immediately remit them to the Company without deduction.

     (e) To provide service incidental to maintaining the policies or contracts of the Company.

     (f) To conform to and observe all applicable federal or state statutes or rules or regulations pertaining to insurance or insurance agents.

     (g) To conform to and observe all Company rules, policies, and directives now in effect and as they may be revised from time to time.
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2.   LIMITATION OF AUTHORITY

     The General Agent is not authorized to do, and agrees not to do nor attempt to do, nor to assist any PGA or PPA in doing, any of the following:

     (a)  Accept risks or contracts of any kind or bind the Company in any way.

     (b) Make, alter, or discharge any insurance or other contract; or extend the time for paying a premium; or waive forfeitures.

     (c) Incur any debt, obligation, or liability for which the Company is responsible.

     (d)  Initiate or respond to legal proceedings in the Company's name.

     (e) Market or solicit policies or contracts, directly or indirectly, where the General Agent, the Company, or where applicable, the PGA or PPA, are not properly licensed.

     (f) Pay any rebate of premium either directly or indirectly, or provide any other inducement not specified in the policy or contract, to any person as an inducement to purchase any policy or contract.

     (g) Issue or use any sales material or advertisement, of any form whatsoever, other than those supplied by the Company or with the Company's written approval.

     (h)  Violate applicable replacement statutes or regulations.

     (i) Induce or attempt to induce any policyholder to withdraw values from existing policies or contracts or relinquish policies or contracts with the Company, or its subsidiaries, for the purpose of entering into any non-Company transaction that will result in compensation, directly or indirectly, to the General Agent.

3.   RELATIONSHIP

     (a) In performing the duties under this Agreement, the General Agent shall act as an independent contractor and not as an employee of the Company.

     (b) The General Agent agrees to be governed in the performance of his, her, or its duties by the terms and conditions of this Agreement, and by the rules established by the Company. While an independent contractor, the General Agent reserves the right to exercise independent judgment in marketing the Company's policies, including the choice of time, place, and manner of sale. No other provision of this Agreement nor any rule of the Company shall be construed to abridge this right or create the relationship of employer and employee between the Company and the General Agent, or between any employee of the General Agent and the Company.

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4.   COMPENSATION

     (a) Commissions, fees, or other compensation on premiums covering insurance policies and annuity contracts produced by the General Agent and issued by the Company during the continuance of this Agreement, when and as said premiums become due and are actually paid in cash to the Company, shall be paid to the General Agent in accordance with and subject to all of the terms and conditions of this Agreement and the commission schedules and any Supplement and/or Amendment attached hereto, and as they may be changed from time to time. It is expressly recognized and agreed that the Company may unilaterally amend, modify, or change the commission schedules and the Supplement in any manner at any time in the future provided, however, that any such amendments, modifications, or changes in commissions, fees, or other compensation shall apply only to policies or contracts issued by the Company after the effective date of such change.

     (b)  In the event that this Agreement is terminated pursuant to subsection
          (a) or (b) of section 12 of this Agreement, commissions are vested and shall be paid for policy years 1 to 10 to the General Agent or the executors, administrators, or assigns of the General Agent. In the event that this Agreement is terminated pursuant to subsection (c) or
          (d) of section 12 of this Agreement, no further commissions, fees, or other compensation shall be paid.

     (c) To the extent permitted by law, the Company may discharge its obligation under this Agreement to pay commissions, fees, or other compensation due after its termination, if the total amount of commissions, fees, or other compensation paid to the General Agent under this Agreement in any full calendar year beginning with the second full calendar year after termination of this Agreement is less than $600.00. In such case, no further commissions, fees, or other compensation shall be paid to the General Agent.

5.   COMMISSION AND FEE EXCEPTIONS

     (a) Subject to all of the provisions of this Agreement, commissions or fees on variable life insurance policies can only be paid or credited to a General Agent who is a registered representative of an affiliate of the Company or a registered representative of a broker/dealer who has a sales agreement with an affiliate of the Company and holds any required state licenses when a variable life insurance sale is made and when each premium is paid.

     (b) Commissions, fees, and other compensation on any policy or contract for which rates and conditions are not specified in the applicable commission schedules shall be as determined by the Company.

     (c) No commissions, fees, or other compensation shall be paid to the General Agent upon any premium, or portion thereof, payment of which is waived in accordance with the provisions contained in the policy because of the disability of the insured or applicant or the death of the applicant.

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     (d)  If a policy issued under this Agreement replaces, in whole or in part, a policy or contract previously issued by the Company, or its subsidiaries, the Company shall have the right to determine what, if any, commissions, fees, or other compensation shall be allowed.

     (e) If a policy or contract is changed to a different kind or amount, or if its date is changed, the Company shall have the right to determine what, if any, commissions, fees, or other compensation shall be allowed or recovered.

     (f) Commissions, fees, or other compensation, if any, on the conversion of any policy or contract or coverage shall be as determined by the Company.

     (g) Commissions, fees, or other compensation, if any, on policies issued on a modified underwriting, guaranteed issue, salary savings basis, for less than published minimum or where classification is other than standard, shall be as determined by the Company.

     (h) If the Company shall return all, or any portion, of any premiums on a policy or contract paid for under this or any previous Agreements, for any reason whatsoever, the Company shall have the right to deduct all or part of the commissions, fees, or other compensation received by the General Agent on such premiums from any commissions, fees, or other compensation thereafter due and payable to the General Agent, without limitation to any other rights of the Company, including the right to demand immediate repayment from the General Agent. Any amount remaining unpaid shall be an indebtedness to the Company.

6.   INDEBTEDNESS

     Any indebtedness due the Company from the General Agent shall be a first lien on all commissions, fees, or other compensation payable to the General Agent under this Agreement, until the amount of such indebtedness is fully paid, without limitation to any other rights of the Company, both prior to and after termination of this Agreement to recover such indebtedness.

     This provision shall not be construed in any way to limit the amount of any indebtedness of the General Agent to the value of the commissions, fees, or other compensation payable under this Agreement. In addition to a deduction from commissions, fees, or other compensation, the Company may take such other actions to recover or collect such indebtedness as it deems appropriate. To the extent the Company takes legal action to recover such indebtedness, it may recover attorney's fees, costs and expenses from the General Agent.

     If the General Agent is a corporation, the officer of the corporation personally signing this Agreement guarantees the performance of all of its terms and conditions, and hereby assumes personal liability and responsibility for any default in said terms and conditions, including personal responsibility and liability for repayment of any and all indebtedness owed the Company arising out of the terms of this Agreement without the necessity of the Company first enforcing any default against the corporate General Agent.



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7.   ASSIGNMENT OF COMMISSIONS, FEES, OR OTHER COMPENSATION

     This Agreement is not assignable unless authorized in writing by the Company.

8.   NON-WAIVER OF RIGHTS

     Neither failure by the Company to exercise any of its rights under this Agreement nor its failure to require the General Agent to meet his, her, or its obligations hereunder shall be deemed to be a waiver of such right or obligation and shall not in any way interfere with the ability of the Company to exercise such right or require compliance with such obligation either prior to or after termination of this Agreement.

9.   ACCOUNTS AND RECORDS

     The Company has a proprietary interest in any books, accounts, computer and/or other records, documents, policy record cards, applications, vouchers, letters, written correspondence with policyholders and the Company, and all other items provided by the Company, and relating to or connected with the business of the Company, or its subsidiaries, and such accounts and records are the property of the Company. Upon termination of this Agreement by either party, for any reason, the General Agent agrees to return immediately to the Company all accounts and records as defined above. The General Agent shall at all times, up to and including the return of said accounts and records to the Company, preserve and protect the confidentiality of such accounts, records, and other items. The General Agent's breach of this confidentiality by releasing any information contained in said accounts, records, and other items to other than the client, the client's advisors, or persons specifically authorized by the Company, shall be deemed a violation of this Agreement.

10.  PRIOR AGREEMENTS

     All previous or existing Personal Producing General Agent's Agreements, or other Agent's Agreements whether oral or written, between the General Agent and the Company, are hereby terminated.

11.  CHANGE IN AGREEMENT

     The Company reserves the right to unilaterally amend, modify, or change this Agreement, including any of the applicable commission schedules or the Supplement in any manner at any time in the future, provided, however, that any amendment, modification, or change in commissions, fees, or other compensation shall apply only to policies or contracts issued by the Company after the effective date of such change.

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12.  TERMINATION OF AGREEMENT

     This Agreement shall terminate:

     (a) At any time for any reason whatsoever, with or without cause, by either the Company or the General Agent giving to the other party written notice delivered in person or sent by ordinary mail to the party's last known address.

     (b) If the General Agent is an individual, immediately upon the death of the General Agent.

     (c) If the General Agent is a corporation, immediately upon the dissolution or liquidation of the General Agent.

     (d) Immediately and without written notice if the Company determines that the General Agent has committed any fraudulent, dishonest, or illegal act or had misappropriated or withheld funds, and the date of such termination shall coincide with the date of the violation or act giving rise to termination. After such termination, no further commissions, fees, or other compensation shall be paid to the General Agent.

13.  PROHIBITED ACTIVITY

     For one year after termination of this Agreement, the General Agent shall not directly or indirectly advise, induce, or solicit any policyholder of the Company, or its subsidiaries, to lapse, cancel, or replace any policy or contract of the Company or borrow values from any policy or contract of the Company to pay any premium on a policy of another company.

     In the event the General Agent violates this provision, the General Agent agrees that the Company may pursue all remedies, legal or equitable, including injunction, to enforce compliance with this provision and the General Agent shall be responsible for the payment of any legal fees. Notwithstanding any other provisions in this Agreement, no further commissions, fees, or other compensation shall be paid in the event the General Agent violates this provision.

14.  INDEMNIFICATION

     General Agent agrees to indemnify and save harmless the Company against any liability, loss, or damage which the Company may sustain or incur directly or indirectly due to or arising out of any obligation, act, or transaction created or done by the General Agent or any PGA or PPA in violation of, in excess of, or in contravention of the power and authority of the General Agent set forth and described in this Agreement. The General Agent shall be liable for all legal liabilities including but not limited to fines, penalties, and attorney's fees incurred due to the actions of the General Agent or its PGAs or PPAs. The General Agent authorizes the Company, without precluding the Company from exercising any other remedy it may have, to charge against all commissions, fees, or other compensation due or to become due to the General Agent under this Agreement any moneys paid or liabilities incurred by the Company by reason of any such act or transaction.

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15.  ENTIRE AGREEMENT

     This Agreement constitutes the entire Agreement between the parties and supersedes all previous agreements entered into between the parties with regard to the subject matter set forth herein.

16.  MISCELLANEOUS

     The term "Agreement" as used herein, refers to this Personal Producing General Agent's Agreement, the commission schedules, and any Supplement and/or Amendments.

17.  SEVERABILITY

     If any provision of the Agreement is found to be illegal or otherwise unenforceable, the remainder of this Agreement shall not be affected and shall remain fully enforceable.

18.  ACKNOWLEDGEMENT

     By executing this Agreement, the General Agent acknowledges that General Agent has read it in its entirety and is in agreement with the terms and conditions outlining the rights of the Company and the General Agent, under this Agreement.


     Provident Mutual Life Insurance
                Company


By:
    ----------------------------------     ------------------------------------
                                               Signature of General Agent

                                           ------------------------------------
                                           Name of General Agent (Type or Print)


                                            If General Agent is a Corporation:


                                            By:
                                               --------------------------------
                                            Title:
                                                  -----------------------------

                                                  -----------------------------
                                                      Corporate Name


                                                  -----------------------------
                                                      State of Incorporation


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                                                                            PPGA

                 PROVIDENT MUTUAL LIFE INSURANCE COMPANY


                                  SUPPLEMENT TO

                               PERSONAL PRODUCING
                            GENERAL AGENT'S AGREEMENT

This Supplement is attached and hereby incorporated into the Personal Producing General Agent's Agreement, hereinafter called the Agreement, and is subject to all of the terms and conditions contained in the Agreement.

This Supplement may be unilaterally amended, modified or changed by the Company at any time in the future pursuant to section 11 of the Agreement.

1.   COMMISSIONS ON INDIVIDUAL LIFE INSURANCE POLICIES AND ANNUITY CONTRACTS

     Subject to all of the provisions of this Agreement, the Company will pay the General Agent on premiums covering individual life insurance policies and annuity contracts issued during the continuance of this Agreement, when and as said premiums become due and are actually paid in cash to the Company, first year commissions and renewal commissions for policies and contracts produced by the General Agent at the rates set forth in the commission schedule for policy years 1 to 10 inclusive.

     Subject to all of the provisions of this Agreement, the Company will pay the General Agent on premiums covering individual life insurance policies and annuity contracts issued during the continuance of this Agreement, when and as said premiums become due and are actually paid in cash to the Company, first year commissions and renewal commissions for policy years 1 to 10 inclusive for policies and contracts produced by PGAs or PPAs under the General Agent's supervision. For policies and contracts produced by a PGA or a PPA under a PGA's supervision, the Company will pay the General Agent the difference between the amount set forth in the PGA commission schedule and the amount set forth in the commission schedule to this Agreement. For policies and contracts produced by a PPA under the General Agent's supervision, the Company will pay the General Agent the difference between the amount set forth in the PPA commission schedule and the amount set forth in the commission schedule to this Agreement.

2.   FEES ON INDIVIDUAL LIFE INSURANCE POLICIES

     Subject to all of the provisions of this Agreement, the Company will pay to the General Agent on premiums covering individual life insurance policies issued during the continuance of this Agreement, when and as said premiums become due and are actually paid in cash to the Company, fees for policies produced by the General Agent at the rates set forth in the commission schedule for policy year 11 and subsequent policy years. Said fee payment shall cease with the last payment preceding termination of the Agreement.
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3.   ADDITIONAL COMMISSIONS

     Subject to all of the provisions of this Agreement, an Additional Commission will be calculated at the end of each calendar year for policies issued during the continuance of this Agreement. The Company will determine the Ratio of General Agent to General Agent, PGA and PPA Production by dividing the first year annualized premium for variable life insurance policies produced by the General Agent for the calendar year by the first year annualized premium for variable life insurance policies produced by the General Agent, PGAs and PPAs under the General Agent's supervision for the calendar year. Based on the Ratio calculated, the Company will determine the Additional Commission on variable life policies produced by the General Agent, PGAs, and PPAs under the General Agent's supervision for the calendar year at the rate set forth in the commission schedule.

     The Additional Commission will be paid to the General Agent in February of the following year. Notwithstanding any other provisions in the Agreement, if this Agreement is terminated for any reason prior to the payment of the Additional Commission, the Company shall have no obligation to pay the Additional Commission.

4.   EXPENSE ALLOWANCE PAYMENTS

     The Expense Allowance Payments (EAP) are for expenses incurred on behalf of the Company for the recruitment and supervision of PGAs and PPAs and the acquisition of business acquired by the General Agent. EAP will be paid for each month the Agreement is in effect for expenses which are permitted by law and the rules of the Company.

     The General Agent will not use EAP to effect compensation in excess of the limits of Section 4228 of the New York Insurance Law for the sale of insurance.

     Subject to all of the provisions of this Agreement, the Company will pay to the General Agent monthly on first year premiums covering variable life insurance policies for the preceding month which were issued during the continuance of this Agreement, EAP for such policies produced by the General Agent, PGAs or PPAs under the General Agent's supervision at the rates set forth in the commission schedule.

     If the Company shall return the premium on any policy for any reason whatsoever, the General Agent agrees to repay the Company the amount of EAP received with respect to the premiums so returned and to the extent that this is unpaid it shall create an indebtedness to the Company.

5.   GENERAL PROVISIONS

     The Company's determination shall be binding and final on all parties with regard to the matters on which the calculations and bonuses are based, including but not limited to: the date on which a commission is considered to be paid or credited, commissions paid by the Company, the PGAs or PPAs under the General Agent's supervision, and the PPAs under the PGA's supervision.

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6.   INDEBTEDNESS

     In addition to the provisions in section 6 of the Agreement, the Company may deduct from any commissions, fees or other compensation due the General Agent under the Agreement any indebtedness which is now or may hereafter become due from the General Agent to the Company or any of its subsidiaries, whether arising under the Agreement or otherwise. The Company may also deduct from any commissions, fees or other compensation due the General Agent under the Agreement any indebtedness which is now or may hereafter become due from any PGA or PPA under the General Agent's supervision to the Company or any of its subsidiaries.

     This provision shall not be construed to limit the amount of any indebtedness to the value of commissions, fees or other compensation due under the Agreement, nor shall it be construed to limit any other rights of the Company or its subsidiaries to recover any indebtedness as described above. If legal action is taken to recover such indebtedness, the Company and/or its subsidiaries may recover attorney's fees, costs, and expenses from the General Agent.


                                                Provident Mutual Life Insurance
                                                         Company



Effective Date:  January 1, 1997         By: /s/ Andrew J. Stack
                                             ----------------------------------
                                                  Andrew J. Stack
                                             Senior Vice President - PPGA


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                                                                            PPGA
                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                                OF PHILADELPHIA

                     ANNUALIZED ADVANCE COMMISSION PAYMENTS
                                   AMENDMENT


This Amendment is attached and hereby incorporated into the Personal Producing General Agent's Agreement, hereinafter called the Agreement, and is subject to all of the terms and conditions contained in the Agreement. This Amendment is for the purpose of authorizing certain annualized advance commission payments to the Personal Producing General Agent, hereinafter called the General Agent, and to set forth conditions and obligations for repayment. In its sole discretion, the Company may permit annualized advance commission payments on certain policies in designated circumstances. As to such advances, the terms are as follows:


1. Upon payment of the first monthly premium under the Automatic Payment Plan, quarterly premium, or semi-annual premium on a life insurance policy issued by the Company pursuant to an application obtained by the General Agent, the commission for the first full policy year will be determined and paid to the General Agent by the Company. The amount of such payment shall be the Annualized First Year Commission.


2. The maximum premiums to which this Agreement will apply are limited to scheduled premiums no greater than: $2,000 for semi-annual premiums, $1,000 for quarterly premiums, or $330 for monthly premiums under the Automatic Payment Plan. Policies with premiums greater than the above listed amounts are not eligible for annualization.

3. Should the Insured die, or should the policy on which an Annualized First Year Commission has been paid lapse or terminate for any reason whatsoever before the premiums for the first full policy year are paid, that percentage of the Annualized First Year Commission equal to the percentage of the premiums for the first full policy year which were not paid shall be deemed to be the unearned portion of the Annualized First Year Commission which has been advanced to the General Agent by the


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     Company, and which thereafter will constitute an indebtedness to the
     Company without further demand by the Company.


4. General Agent hereby agrees to repay to the Company any unearned portion of the Annualized First Year Commission, and hereby authorizes the Company to deduct any unearned portion of the Annualized First Year Commission from any commissions, fees, or other compensation payable by the Company to the General Agent. This authorization to deduct amounts owed to the Company shall not limit any other rights or remedies available to the Company to recover such indebtedness, including any rights or remedies set forth in the Agreement.


5. The Company reserves the right to alter, change, or make exceptions to this Amendment at any time and for any reason without notice to the General Agent, including but not limited to the right to exempt or withdraw specific policies from the Amendment and the minimum and maximum premiums to which the Amendment will apply. In addition to the termination provisions set forth in the Agreement, the Company may terminate this Amendment at any time and for any reason, with or without cause.


This Amendment will not become effective until it has been approved and signed by the Company at its Home Office.



Approved at Home Office:

By:
  ----------------------------------          ---------------------------------
                                                 Signature of General Agent


Effective Date:
              ---------------------            --------------------------------
                                                            Date

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